EXHIBIT 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SUN BIOPHARMA, INC.

CONVERTIBLE PROMISSORY NOTE

$[_____________]	[_______________]

FOR VALUE RECEIVED, Sun BioPharma, Inc., a Delaware corporation (the “Company”) promises to pay to [_________________] (“Holder”), or its registered assigns, in lawful money of the United States of America the principal sum of $[_____________], or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 5.0% simple interest per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier to occur of (i) upon written demand of Holder after December 27, 2018 (the “Maturity Date”), (ii) the initial public offering (“IPO”) of the Company’s Common Stock, par value $.001 per share, (iii) a Change of Control (as defined below) of the Company, or (iv) when, during the continuance of an Event of Default that was not cured within the cure period, as applicable, such amounts are declared due and payable by Holder or made automatically due and payable, in each case, in accordance with the terms hereof. This Note is one of the “Notes” issued in connection with the transactions relating to the Company’s selling of a minimum of $3,000,000 and up to a maximum of $6,000,000 principal amount of Notes to certain purchasers including existing stockholders of the Company, pursuant to the terms of the Subscription Agreements by and between the Company and each of the purchasers. Capitalized terms not otherwise defined herein shall have the meaning set forth in Subscription Agreement dated as of the date hereof between the Company and the Holder.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Accrued interest on this Note shall be payable on a quarterly basis.

(b) Voluntary Prepayment. This Note may be prepaid by the Company at any time upon twenty (20) days written notice, subject to Holder’s right to convert such Note as provided in Section 4.

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2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Financing Documents:

(a) Failure to Pay. The Company shall (i) fail to pay (a) when due any principal payment on the due date hereunder or (b) any interest payment or other payment required under the terms of this Note or any other Financing Document on the date due and such payment shall not have been made within twenty (20) business days of the Company’s receipt of written notice to the Company of such failure to pay; or (ii) default under the terms of any other indebtedness of the Company, including, without limitation, indebtedness to the Institute for Commercialization of Public Research, Inc. and any other indebtedness outstanding on the date of this Note or incurred hereafter, and, if applicable under the terms of such indebtedness, such default shall not have been cured during the cure period thereunder; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement.

3. Rights of Holder upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(b) or 2(c)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Financing Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(b) or 2(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Financing Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right, power or remedy granted to it by the Financing Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4. Conversion.

(a) Optional Conversion. At any time prior to December 31, 2018 (the “Optional Conversion Maturity Date”), the outstanding principal amount of this Note and accrued and unpaid interest on this Note, in whole or in part, shall, upon the written election of the Holder delivered in accordance with Section 4(c), be converted into fully paid and nonassessable shares of Common Stock of the Company at the applicable Conversion Price, with any fractional shares rounded down.

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(b) Conversion upon Change of Control or IPO. If a Change of Control or IPO occurs prior to the Optional Conversion Maturity Date, the outstanding principal amount of this Note and all accrued and unpaid interest on this Note shall, upon the written election of the Holder delivered in accordance with Section 4(c), either:

(i) be converted immediately prior to the consummation of such Change of Control or IPO into fully paid and nonassessable shares of the Company’s Common Stock at a price per share equal to the Conversion Price, with any fractional shares rounded down; or

(ii) become due and payable upon the closing of such Change of Control or IPO and be repaid to the Holder concurrent with the closing of such Change of Control or IPO.

(c) Conversion Procedure.

(i) Conversion Notice Under Section 4(a). If Holder determines, at any time prior to the Optional Conversion Maturity Date, to convert this Note pursuant to Section 4(a), the Holder must deliver written notice to the Company of its intent to convert pursuant to Section 4(a), specifying the principal amount of the Note to be converted, together with all accrued and unpaid interest.

(ii) Conversion Notice Upon Change of Control or IPO (Section 4(b)). The Company shall give the Holder at least 10 days advance written notice of the occurrence of a Change of Control or IPO at the address last shown on the records of the Company for Holder or given by Holder to the Company for the purpose of notice, notifying Holder of the Change of Control or IPO to be effected, specifying the number of shares of Common Stock issuable upon conversion hereof and the anticipated closing date of the Change of Control or IPO. The Holder must deliver written notice to the Company at least five (5) days prior to the anticipated closing date of the Change of Control or IPO, specifying whether the Holder elects to convert pursuant to Section 4(b)(i) and the principal amount of the Note to be converted, together with all accrued and unpaid interest, or whether the Note is to be repaid pursuant to Section 4(b)(ii).

(iii) Other Conversion Procedures. If Holder elects to convert this Note in accordance with Section 4(b), Holder hereby agrees to execute and deliver to the Company all transaction documents requested by the Company.Holder also agrees in connection with any conversion hereunder, to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) on the date of conversion, for cancellation; provided, however, that if Holder delivers notice pursuant to this Section 4(c) of its intent to convert any or all of the principal amount of the Note, then upon the applicable effective date of such conversion, this Note, or the portion thereof so elected to be converted, shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. If applicable, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which Holder shall be entitled upon such conversion. Any conversion of this Note pursuant to Section 4(a) or 4(b) shall be deemed to have been made immediately prior to the date of conversion, and on and after such date the Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock. If less than the full principal amount of this Note is elected to be converted, the Company shall deliver a new Note to the Holder for the remaining principal amount thereof that was not so converted.

(iv) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. Upon conversion of this Note, Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

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(d) Notices of Record Date. In the event of:

(i) Any taking by Company of a record of the holders of any class of securities of Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) Any capital reorganization of Company, any reclassification or recapitalization of the capital stock of Company or any transfer of all or substantially all of the assets of Company to any other Person or any consolidation or merger involving Company; or

(iii) Any voluntary or involuntary dissolution, liquidation or winding-up of Company,

Company will mail to the Holder of this Note at least ten (10) days (or thirty (30) days in the event of a planned action covered by Section 4(d)(ii) or (iii)) prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

5. Definitions. Defined terms used herein without definition shall have the meanings attributed thereto in the Subscription Agreement. As used in this Note, the following capitalized terms have the following meanings:

“Change of Control” shall mean (i) a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, (ii) the grant by the Company of an exclusive license of all or substantially all of the Company’s intellectual property, (iii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iv) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors (other than in connection with the sale of voting securities with the primary purpose to fund the Company’s operations).

“Company” has the meaning given in the introductory paragraph of this Note.

“Conversion Price” shall mean $[_______] per share of Common Stock (as may be adjusted for any stock dividend, stock split, combination of shares, recapitalization, reclassification or similar event).

“Event of Default” has the meaning given in Section 2 hereof.

“Financing Documents” shall mean this Note and the related Subscription Agreement.

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“Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“IPO” has the meaning given in the introductory paragraph of this Note.

“Notes” shall mean the convertible promissory notes issued pursuant to the Subscription Agreements.

“Optional Conversion Maturity Date” has the meaning given in Section 4(a) hereof.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Holder of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Financing Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term “Obligations” shall not include any obligations of Company under or with respect to any warrants to purchase Company’s capital stock.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subscription Agreement” shall mean the Subscription Agreement, dated as of the date hereof (as amended, modified or supplemented), by and between the Company and the Holder. Subscription Agreements shall mean those Subscription Agreements entered into between the Company and other purchasers of Notes substantially in the same form as the Subscription Agreement.

6. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i) Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii) With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 6(a) that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Subscription Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

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(b) Subordination. Pursuant to the Subscription Agreement, this Note shall be subordinated in all respects to the payment in full of all loans, advances and other extensions of credit made to the Company from non-affiliated third party lenders, such as banks and venture debt companies, incurred in the normal course of business; however, no additional term indebtedness shall be permitted to be incurred by the Company without the written consent of the holders of seventy-five (75%) percent of the outstanding principal amount of all the Notes.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Subscription Agreement, or at such other address or facsimile number as the Company shall have furnished to Holder in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(d) Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the Holders of all of the Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(g) Waiver of Jury Trial; Judicial Reference. BY ACCEPTANCE OF THIS NOTE, HOLDER HEREBY AGREES AND THE COMPANY HEREBY AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE FINANCING DOCUMENTS.

 (Signature Page Follows)

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The Company has caused this Note to be issued as of the date first written above.

SUN BIOPHARMA, INC. (a Delaware corporation)

By:
Michael T. Cullen
President and Chairman

Sun BioPharma, Inc. – Convertible Promissory Note ([_____________________])

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